Media contact: Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179
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For release: December 15, 2021

Otter Tail Corporation appoints Dr. Michael LeBeau to
Board of Directors
Timothy O’Keefe to retire at April Annual Meeting of Shareholders

Fergus Falls, MN – Otter Tail Corporation has appointed Dr. Michael LeBeau of Bismarck, North Dakota, to the company’s Board of Directors, effective January 1, 2022.
Outgoing Board Member Timothy O’Keefe will serve his last day in April, retiring at Otter Tail Corporation’s Annual Meeting of Shareholders. “Tim has provided valued business and operational perspectives, particularly in marketing, customer service, and public policy, during his service to our board,” said Nathan Partain, Board of Directors Chairman. “His commitment to our vision, our employees, and our customers has brought great value to our corporation. We are grateful for his contributions and eight years of service.”
New Board Member Dr. LeBeau has extensive leadership and health and public policy expertise within the health services industry. He currently serves as System Vice President and Chief Administrative Officer for the health services division of Sanford Health.
“Michael will bring great perspective,” said Partain. “His familiarity with North Dakota and depth of professional experience will offer tremendous insights to our board.”
Dr. LeBeau is an active community leader, serving as a board member for the University of North Dakota Alumni Association and Foundation, the Bismarck State College Foundation, North Dakota Hospital Association, Missouri Family Valley YMCA of Bismarck, and University of North Dakota School of Medicine & Health Sciences Advisory Board. He graduated from the University of North Dakota School of Medicine & Health Sciences, fulfilled his residency in internal medicine at Gunderson Lutheran Medical Foundation, completed a nephrology fellowship at the University of Iowa, and is board certified by the American Board of Internal Medicine.
About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.

Pictured above: O’Keefe	Pictured above: LeBeau